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NEWS FROM TWA FOR IMMEDIATE RELEASE                     Contact:___________



                   TWA ANNOUNCES OFFERING OF 3,500,000 SHARES
                 OF ITS 8% CUMULATIVE CONVERTIBLE EXCHANGEABLE
                                PREFERRED STOCK


St. Louis, March 19, 1996 -- Trans World Airlines, Inc. [AMEX: TWA] today announced its offering, pursuant to Rule 144A, of 3,500,000 shares (plus up to an additional 525,000 shares pursuant to an over-allotment option) of its 8% Cumulative Convertible Exchangeable Preferred Stock, $0.01 par value and liquidation preference of $50 per share (the "8% Preferred Stock"). Each share of the 8% Preferred Stock may be converted at any time, at the option of the holder, unless previously redeemed or exchanged, into shares of the Company's common stock $0.01 par value per share (the "Common Stock"), at a conversion price of $20.269 per share (equivalent to a conversion rate of approximately
2.467 shares of Common Stock for each share of 8% Preferred Stock), subject to adjustment.

The 8% Preferred Stock may not be redeemed prior to March 15, 1999. On or after March 15, 1999, the 8% Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at specified redemption prices.

The 8% Preferred Stock may be exchanged, in whole but not in part, at the option of the Company, for the Company's 8% Convertible Subordinated Debentures Due 2006 (the "Debentures") on any dividend payment date beginning on March 15, 1998 at the rate of $50 principal amount of Debentures for each share of 8% Preferred Stock outstanding at the time of exchange; provided that all accrued and unpaid dividends, whether or not earned or declared, on the 8% Preferred Stock to the date of exchange have been paid or set aside for payment and certain other conditions are met.

The Company has agreed to file a shelf registration in respect of the 8% Preferred Stock, the Debentures issuable upon exchange thereof and the shares of Common Stock issuable upon conversion thereof.

The net proceeds of the offering will be used by the Company to redeem the Company's outstanding 12% Cumulative Preferred Stock, as well as for general corporate purposes, including but not limited to, capital expenditures and increasing working capital.

The 8% Preferred Stock, the Debentures issuable upon exchange thereof and the Common Stock issuable upon conversion thereof have not been registered under the federal securities laws or any state securities laws and pending such registration may not be offered or sold within the United States or to U.S. persons as defined in Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), except pursuant to an exemption from, or in a transaction not subject to,



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the registration requirements of the Securities Act and applicable state securities laws. Accordingly, shares of the 8% Preferred Stock are being offered and sold only (A) to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in compliance with such rule, (B) to a limited number of institutional "accredited investors" (as defined in Rule 501(a)(1),(2),(3) or (7) under the Securities Act) or (C) pursuant to offers and sales that occur outside of the United States within the meaning of Regulation S.

Trans World Airlines, Inc., based in St. Louis, is a major domestic and international airline serving 85 destinations. TWA operates hubs in St. Louis and New York.